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                                                                       EXHIBIT 5




                         [MICHAEL BEST & FREIDRICH LLP]







April 2, 1999



St. Francis Capital Corporation
13400 Bishops Lane, Suite 350
Brookfield, Wisconsin  53005-6203


Gentlemen:


         We have served as your counsel in connection with the filing by you of a registration statement on Form S-8 filed as a Post-Effective Amendment No. 1 to the Registration Statement on Form S-4 ("Registration Statement") with the Securities and Exchange Commission ("Commission") pursuant to the provisions of the Securities Act of 1933, as amended (the "Act"), covering the registration of 62,024 shares of common stock, $0.01 par value per share ("Common Stock"), of St. Francis Capital Corporation ("St. Francis"). As your counsel, we have examined such records and other documents as we deemed necessary for the purposes of this opinion and considered such questions of law as we believe to be involved. Based upon such examination and consideration, it is our opinion that:

         1. The total authorized capital stock of St. Francis consists of 24,000,000 shares of common stock having a par value of $0.01 per share, 6,000,000 shares of preferred stock having a par value of $0.01 per share, of which 240,000 shares have been designated as Series A Junior Participating Preferred Stock; and

         2. The Common Stock, assuming the issuance thereof following and in compliance with the registration thereof with the Commission, and assuming the Common Stock will be offered and sold in the manner described in the Registration Statement, will be duly authorized and validly issued, fully paid and nonassessable, except as provided by Section 180.0622 of the Wisconsin Statutes which may require further assessment for unpaid wages to employees under certain circumstances.

         Pursuant to the requirements of the Act, we hereby consent to the use of this opinion in connection with the registration with the Commission of the shares of Common Stock.

                                               Very truly yours,

                                               MICHAEL BEST & FRIEDRICH LLP